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                                                                    EXHIBIT 3.21

                            ARTICLES OF ORGANIZATION

                (Under Section 1705.04 of the Ohio Revised Code)
                            Limited Liability Company


                  The undersigned, desiring to form a limited liability Company, under Chapter 1705 of the Ohio Revised Code, do hereby state the following:

                  FIRST: The name of said limited liability company shall be:
Columbus Rehabilitation Care, LLC.

                  SECOND: This limited liability company shall exist for a period of Unlimited/Perpetual.

                  THIRD: The address to which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is: 111 West Michigan Street, Milwaukee, Wisconsin 53203.